Correction to Information Architects' Agreement to Cancel PTLC Agreement

Thursday August 17, 9:06 am ET FORT LAUDERDALE, FL--(MARKET WIRE) Information Architects (OTC BB:IACH.OB - News), a leader in online information solutions, today announced that they have now agreed to cancel their agreement with Petroleum Communication Holdings, Inc., (PTLC).

On August 1, 2006, Information Architects received a letter from Earnest Phillips, President of PTLC, canceling the agreement between PTLC-SI and IACH. This cancellation comes as a result of extenuating circumstances between Information Architects and the seller IFGT-SI. IFGT-SI has not and cannot deliver to PTLC through Information Architects a clear recordable quit claim deed on the Oil and Gas Lease with James Throngburg dated August 27, 2001. As a subsequent result PTLC has been forced to cancel that transaction and all related agreements.

All IACH board members convened immediately, Alfred Tracy attended by phone, to discuss the request. The Board of Directors accepted the cancellation of the agreement subject to further investigation and subsequently scheduled a follow-up meeting on August 10, 2006. The meeting was held with all the board of directors present, the board agreed that IFGT-SI did not fulfill their obligations to Information Architects and ruled that the cancellation is valid. The board also agreed that a further similar related action would be appropriate as to IFGT-SI and IACH as soon as a full legal review of the process is available.

The initial agreement between PTLC and IACH was reached October14, 2005. Details of this agreement were released in an 8k dated November 17, 2005.

The initial agreement between IACH and IFGT-SI was reached June 27, 2005. Details of this agreement were released in an 8k dated June 27, 2005.

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IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

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     For more information, please contact:

     Todd Morgan

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